Exhibit 10.1

Executive Severance Policy

Eligibility

Executives within the three executive tiers set forth below who agree to be bound by all of the restrictions, conditions and limitations under this Executive Severance Policy (“Policy”) will be eligible to severance payments and other applicable benefits as set forth in this Policy upon a “Qualifying Termination,” as such term is defined herein.

•	Tier 1: Chief Executive Officer.

•	Tier 2: Section 16 Officers.

•	Tier 3: Members of the Corporate Executive Committee, or equivalent executive committee if renamed.

As needed on an ongoing basis and in its sole discretion, the Compensation & Management Development Committee shall determine the eligibility and appropriate tier placement of any executives participating in the Policy (each such participant referred to herein as “Executive”).

Qualifying Terminations

Each of the following termination events will constitute a “Qualifying Termination” under this Policy. Benefits payable under each of the different “Qualifying Termination” scenarios are as set forth elsewhere in this Policy.

•            Qualifying Termination without Change in Control: Involuntary termination of the Executive by the Company without Cause, and without a Change in Control of the Company;

•            Qualifying Termination following Change in Control: Involuntary termination of the Executive by the Company without Cause, or voluntary termination by the Executive for Good Reason, in each case within twenty-four (24) months following the effective date of a Change in Control of the Company.

For purposes of this Policy and determining whether a Qualifying Termination has occurred, the following definitions shall apply:

•            Cause: Any action or inaction by the Executive that constitutes (a) gross negligence or willful misconduct in connection with the Executive’s duties or in the course of the Executive’s employment with the Company; (b) any act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of employment with the Company; (c) intentional wrongful damage to property of the Company; (d) a substantial failure by the Executive to perform his or her duties after notice to the Executive and a reasonable opportunity to cure; (e) the Executive’s material breach of restrictive covenants contained in any Company policy or any agreement between the Executive and the Company; or (f) the Executive’s intentional wrongful disclosure of secret processes or confidential information of the Company.

•            Good Reason: To the extent any such action has been taken without the Executive’s written consent, the occurrence of any of the following events: (a) the Company or its successor assigns to the Executive any duties materially inconsistent with such Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control, or otherwise makes any material negative change in any such position, authority, duties or responsibilities; (b) the Company or its successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith; (c) the Company or its successor materially reduces the Executive’s annual base salary or target annual bonus as in effect immediately before the occurrence of the Change in Control, other than as part of a reduction of less than ten percent (10%) that is applicable to all executives of the Company or its successor; (d) the Company or its successor relocates the Executive’s principal office more than fifty (50) miles from the participant’s principal office at the time of the Change in Control, provided that such relocation results in an increase to the participant’s daily commute time; or (e) the Company fails to obtain assumption or adoption of this Policy by its successor within ten (10) days following the applicable Change in Control.

•           Target Annual Bonus: For purposes of this Policy, an Executive’s “target annual bonus” shall mean the target annual bonus amount applicable to such Executive for the fiscal year in which the Qualifying Termination occurs, with such amount to be determined, as applicable, by reference to either (a) the target annual bonus amount contemplated by the Executive’s current Annual Incentive Award, or (b) the target annual bonus amount contemplated for such Executive by the Company’s Management Incentive Program.  With respect to Executives eligible to receive Annual Incentive Awards, if no Annual Incentive Award has yet been granted to such Executive by the Company’s Compensation Committee for the fiscal year in which the Qualifying Termination occurs, then the “target annual bonus” shall be calculated by reference to the target annual bonus contemplated by the Executive’s most recently-granted Annual Incentive Award.

•           Change in Control: As used in this Policy, the definition of “Change in Control” shall be that set forth in the Quanex Building Products Corporation 2020 Omnibus Incentive Plan or any successor incentive plan, as in effect at the time of such Change in Control. If no such incentive plan is in effect, then “Change in Control” shall mean the occurrence of any of the following:

(a)                the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent (20%) or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this paragraph; or

(b)                during any period of two consecutive years following the effective date of this Policy (the “Effective Date”), individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(c)                the consummation of (i) a reorganization, merger or consolidation or sale of the Company, or (ii) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50 percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Severance Benefits

The benefits set forth below shall be paid in the event of a Qualifying Termination:

Executive Tier	Type of Qualifying Termination	Severance Benefits to be Paid
Tier 1	Qualifying Termination without Change in Control

•   2x base salary plus 2x target annual bonus at the time of Qualifying Termination, payable in installments on normal payroll schedule; and

•   Pro-rata annual bonus for year of termination based on actual Company performance and number of days worked by the Executive during the fiscal year, to be paid at the same time bonuses are paid to active employees; and

•   Continued health and welfare benefits, or reimbursement thereof, for eighteen (18) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

Qualifying Termination following Change in Control

•   2.5x base salary plus 2.5x target annual bonus at the time of Qualifying Termination (or, if higher, at the time of Change in Control), payable in a lump sum within fifteen (15) days of termination; and

•   Pro-rata target annual bonus for year of termination based on number of days worked by the Executive during the fiscal year, payable in a lump sum within fifteen (15) days of termination; and

•   Continued health and welfare benefits, or reimbursement thereof, for eighteen (18) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

Tier 2	Qualifying Termination without Change in Control

•   1.5x base salary plus 1.5x target annual bonus at the time of Qualifying Termination, payable in installments on normal payroll schedule; and

•   Pro-rata annual bonus for year of termination based on actual Company performance and number of days worked by the Executive during the fiscal year, to be paid at the same time bonuses are paid to active employees; and

•   Continued health and welfare benefits, or reimbursement thereof, for eighteen (18) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

Qualifying Termination following Change in Control

•   2x base salary plus 2x target annual bonus at the time of Qualifying Termination (or, if higher, at the time of Change in Control), payable in a lump sum within fifteen (15) days of termination; and

•   Pro-rata target annual bonus for year of termination based on number of days worked by the Executive during the fiscal year, payable in a lump sum within fifteen (15) days of termination; and

•   Continued health and welfare benefits, or reimbursement thereof, for eighteen (18) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

Tier 3	Qualifying Termination without Change in Control

•   1x base salary plus 1x target annual bonus at the time of Qualifying Termination, payable in installments on normal payroll schedule; and

•   Pro-rata annual bonus for year of termination based on actual Company performance and number of days worked by the Executive during the fiscal year, to be paid at the same time bonuses are paid to active employees; and

•   Continued health and welfare benefits, or reimbursement thereof, for twelve (12) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

Qualifying Termination following Change in Control

•   1.5x base salary plus 1.5x target annual bonus at the time of Qualifying Termination (or, if higher, at the time of Change in Control), payable in a lump sum within fifteen (15) days of termination; and

•   Pro-rata target annual bonus for year of termination based on number of days worked by the Executive during the fiscal year, payable in a lump sum within fifteen (15) days of termination; and

•   Continued health and welfare benefits, or reimbursement thereof, for eighteen (18) months for the Executive and his or her spouse and dependents, subject to earlier termination when the Executive becomes eligible for such benefits from a subsequent employer.

If reimbursement of health and welfare benefits (for any of the above termination events) is determined to be necessary in lieu of continued coverage (as determined in the sole discretion of the Compensation & Management Development Committee), such reimbursement will be made as monthly taxable cash payments. Treatment of all equity awards or any other long-term incentive awards will be governed by the applicable award agreements and plan documents.

Any payments due hereunder shall commence being made within sixty (60) days following the date of termination, but in no event later than five (5) days following the date on which the applicable Release and Separation Agreement becomes irrevocable; provided that, if such 60-day period begins in one taxable year and ends in a second taxable year, the payment shall commence in the second taxable year.

Golden Parachute “Best Net”

If an Executive would be subject to an excise tax as a result of any severance payment to be made hereunder, then payments and benefits will be reduced to the extent required to eliminate such excise tax, if such reduction would result in the Executive’s receipt of a greater after-tax amount as compared to the amount he or she would receive net of excise tax if no such payment reduction were made.

Conditions to Participation and Receipt of Severance Payments; Release and Severance Agreement

By agreeing to participate in this Executive Severance Policy, and as a condition to receiving any severance payments hereunder, the Executive agrees as follows:

•           Release and Separation Agreement. The Executive and the Company agree that the Company’s offer of severance benefits following a Qualifying Termination is wholly conditioned on the Executive’s execution of a Release and Separation Agreement tendered by the Company which will contain standard provisions such as a full release and other appropriate provisions, prohibitions, and obligations applicable to the Executive, including but not limited to restrictive covenants relating to non-solicitation, non-disparagement, and non-competition. The Company may forego the payment of any or all severance benefits hereunder if the Executive refuses to sign such an agreement tendered by the Company.

•           Confidentiality, Non-Use, and Return of Property. The Executive (a) will not and has not taken, altered, destroyed, or deleted any files, documents, electronically stored information (in whatever form, including electronic mail and data) or other materials belonging to, or created by or on behalf of the Company, whether or not containing any trade secrets or confidential information; (b) during employment and thereafter, will not use or disclose any of the Company's trade secrets or confidential information in any way or in any format, including written information, information stored by electronic means, and any information retained in the Executive’s memory, and shall hold in confidence all non-public information regarding the Company's marketing, business development, budgets or financial projections, or pending contracts, proposals or solicitations; (c) acknowledges that all (i) correspondence, proposals, notes, reports, memoranda, records and files; (ii) plans, specifications, drawings, blueprints, and designs; (iii) training, service or other manuals; (iv) customer or personnel lists or files, including mailing or contact lists; (v) computer software, programs, disks or files; (vi) tools, materials or equipment; (vii) photographs, photostats, negatives, undeveloped film; (viii) tape or electronic recordings (ix) information contained on any electronic storage or communications device used by the Executive during his or her employment with the Company, including those furnished by the Company and those owned by the Executive, and (x) any other documents or programs, whether compiled by the Executive or other employees of the Company, or its contractors, vendors or consultants, and those which were made available to the Executive while employed at the Company, which contain any confidential information or trade secrets or concern or describe any part of the Company's business, the Executive’s employment or the Company's or Executive’s dealings, transactions or communications with any customers (all of which is hereinafter collectively referred to as Company Information), are and shall remain the sole and exclusive property of the Company; (d) during employment and thereafter, has not kept in his or her possession, and will not disclose nor deliver to anyone else any Company Information whether in electronic, paper or any other format; and (e) has returned to the Company all of the Company's property and all Company Information which had been in the Executive’s possession, including, but not limited to all access cards, notes, data, forms, reference and training materials, applications, memoranda, computer programs, print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any confidential or proprietary information or trade secrets belonging exclusively to the Company.

The provisions set forth herein apply to any Company Information contained on or within any personal computer, mobile device, cell phone, iPad, or any other telephonic or electronic communication or data storage device, including those owned by the Executive which were used during the Executive’s employment with the Company (all of which are hereinafter collectively called “Electronic Devices”). As a condition to receipt of the Severance Benefit described herein, the Executive will deliver to the Company any files, records, notes or other documents, and any Electronic Devices which were used during the Executive’s employment with the Company and which contain any Company Information. The Company shall have the right to inspect any Electronic Device and to remove any Company Information therefrom, and to retain any file, record, note or other document containing Company Information.

•            Arbitration of Disputes; Repayment of Legal Fees. Any dispute relating to the application, administration, or interpretation of this Policy shall be settled by arbitration administered in Houston, Texas, by the American Arbitration Association in accordance with its then effective arbitration rules. In the event of a dispute relating to the application of this Policy, the Company will reimburse the Executive for his or her actual legal fees and expenses, if the Executive prevails on at least one material issue related hereto.

•            No Limitation or Restriction on Whistleblower Rights. Notwithstanding anything in this Policy to the contrary, this Policy is not intended to, and shall be interpreted in a manner that does not, limit or restrict any Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).

Miscellaneous Provisions

•            Multiple Severance or Termination Scenarios. In no event will an Executive receive severance payments under multiple executive tiers, under multiple Qualifying Termination scenarios, or under multiple Company severance policies, Severance Agreements, or Change in Control Agreements, or any combination thereof.

•           Administration of Policy. This Executive Severance Policy is administered by the Compensation & Management Development Committee, which shall have full and exclusive power and authority to administer the Policy and to take all actions that the Policy expressly contemplates or that such Committee, in its sole discretion, determines are necessary or appropriate in connection with the administration of the Policy with respect to any Qualifying Termination and any severance payment to be made hereunder.

•           Precedence. This Executive Severance Policy supersedes and takes precedence over any Severance Agreement or Change in Control Agreement in place between the Company and any Executive who participates herein.

•           Third-Party Beneficiaries. If the Executive is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including but not limited to the provisions relating to restrictive covenants and the Executive’s required entry into a release and severance agreement prior to the payment of any amounts hereunder.

•            Repayment of Severance Amounts under Certain Circumstances. In the event that the Executive breaches or otherwise fails to abide by the terms of a Release and Severance Agreement required by this Policy, then (a) any unpaid amounts at the time of such breach shall be forfeited in their entirety, and (b) any severance or similar amounts that had been previously paid to such Executive under this Policy shall be repaid to the Company by the Executive within thirty (30) days of such breach.

•            Compliance with Section 409A of the Code. This Executive Severance Policy is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and interpreted in accordance with such intent. To the extent that a payment is subject to Section 409A of the Code, the payment shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation & Management Development Committee. Any provision of this Executive Severance Policy that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

Notwithstanding anything contained herein to the contrary, an Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Executive Severance Policy which are subject to Section 409A of the Code until the Executive would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code.

Should any payments made in accordance with the Policy to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with an Executive’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Executive’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Executive’s date of separation from service or the date of the Executive’s death. For purposes of Section 409A of the Code, the payments to be made to an Executive in accordance with this Policy shall be treated as a right to a series of separate payments.

To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to an Executive under this Policy shall be paid to such Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.

The Company makes no representation that any or all of the payments described in this Policy will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

•            Term of Policy. This policy continues until terminated or amended by the Company’s Board of Directors, provided that any termination and any amendment that reduces benefits or eliminates participants will not be effective until one year after notice is provided to participants; and no termination or amendment that reduces benefits or eliminates participants will be effective if a Change in Control occurs during such one-year notice period, or if any such change is adopted during the 24 months following any Change in Control.